Sonendo Inc. Reports Fourth Quarter 2021 Financial Results and

Issues Full Year 2022 Revenue Guidance

LAGUNA HILLS, CA – March 23, 2022 – Sonendo, Inc. (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the quarter and year ended December 31, 2021.

Recent Highlights

•
Total revenue of $9.9 million for the fourth quarter of 2021, representing growth of 14% , compared to prior year period
•
Total revenue of $33.2 million for full year 2021, representing growth of 42% from full year 2020
•
Ending 2021 with 24 Capital Sales Reps and 17 Consumable Reps
•
Completed initial public offering in November 2021, and raised $84 million in net proceeds
•
Appointed Carolyn Beaver, Karen McGinnis, Raj Pudipeddi, and Sadie Stern to the Board of Directors
•
Issued 2022 full year total revenue guidance range of $40 million to $43 million

“We are very pleased with our quarterly results; delivering revenue at the top end of our provided range as well as executing on expanding our commercial organization as promised last quarter.” said Bjarne Bergheim, Chief Executive Officer of Sonendo. “Additionally, we are excited about the progress of our CleanFlow limited market release. We are encouraged by the feedback and data we have received from over 5,000 procedures performed to date and are confident that this latest technology will further establish the GentleWave Procedure as the standard of care for root canal therapy as we continue to commercialize over the course of 2022. This innovation continues to be supported by our strong underlying business that recently achieved a milestone of 800,000 GentleWave procedures performed demonstrating continued adoption and growth”

Fourth Quarter 2021 Financial Results

Total revenue was $9.9 million in the fourth quarter 2021, an increase from $8.7 million in the fourth quarter 2020. Growth in the quarter was driven primarily by increased utilization among our current install base and increased GentleWave console sales. GentleWave console revenue was $3.1 million in the fourth quarter 2021, an increase from $2.8 million in the fourth quarter 2020. Procedure instrument revenue was $3.8 million, an increase from $3.3 million in the fourth quarter 2020. Software revenue was $2.2 million, an increase from $2.0 million in the fourth quarter 2020. As of December 31, 2021, GentleWave ending install base was approximately 820 units.

Gross margin for fourth quarter 2021 was 25%, compared to 20% in the fourth quarter 2020. The increase in gross margin was driven primarily by a reduction in charges relating to excess inventory and improved overhead absorption.

Total operating expenses in the fourth quarter 2021 were $16.0 million, compared to $13.2 million in the fourth quarter 2020. The increase was primarily driven by sales team hiring and higher general and administrative costs, primarily legal and accounting. This was partially offset by lower research and development expenses.

Loss from operations was $13.6 million in the fourth quarter 2021, compared to $11.4 million in the fourth quarter 2020. Non-GAAP loss from operations was $11.9 million in the fourth quarter 2021 compared to $10.3 million in the fourth quarter 2020. Non-GAAP loss from operations excludes revaluation of contingent consideration, stock-based compensation expense, and depreciation and amortization expense.

Net loss was $13.7 million for the fourth quarter 2021, compared to $12.5 million in the fourth quarter 2020.

Cash and cash equivalents as of December 31, 2021 totaled $84.6 million, while long-term borrowings totaled $30.0 million. The company raised $84 million of net proceeds from its initial public offering, which closed on November 2, 2021.

Full Year 2021 Financial Results

Revenue was $33.2 million for 2021, an increase from $23.4 million for 2020. The growth was primarily driven by increased utilization among our current install base and increased GentleWave console sales. GentleWave console revenue was $8.4 million for 2021, an increase from $4.8 million for 2020. Procedure instrument revenue was $14.4 million, an increase from $10.4 million for 2020. Software revenue was $7.4 million, an increase from $6.0 million for 2020. Growth was primarily driven by an increase in the number of new accounts and increased services.

Gross margin for 2021 was 25% compared to 17% for 2020. The increase in gross margin was driven primarily by a reduction in charges relating to excess inventory and improved overhead absorption.

Total operating expenses for 2021 were $52.7 million, compared to $46.7 million for 2020. The increase was primarily driven by sales team hiring and higher general and administrative costs, primarily legal and accounting. This was partially offset by lower research and development expenses due to lower spending on supplies and services purchased for various projects.

Loss from operations was $44.4 million for 2021, compared to $42.8 million for 2020. Non-GAAP loss from operations was $39.8 million for 2021, compared to $39.0 million for 2020. Non-GAAP loss from operations excludes revaluation of contingent consideration, stock-based compensation expense, and depreciation and amortization expense.

Net loss was $48.5 million for 2021 compared to $46.7 million for 2020.

2022 Financial Guidance

The Company expects full year 2022 total revenue to be in the range of $40 million to $43 million.

Webcast and Conference Call Information

Sonendo will host a conference call to discuss the fourth quarter and full year 2021 financial results after the market close on Wednesday, March 23, 2022 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 200-6205 for domestic callers or (929) 526-1599 for international callers, using access code: 450135. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investor.sonendo.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on Sonendo’s current expectations, forecasts and beliefs including statements related to Sonendo's 2022 financial guidance. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including our prospectus filed with the SEC pursuant to Rule 424(b)(4) on November 1, 2021, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on December 9, 2021, the Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Use of Non-GAAP Financial Measures

Sonendo’ financial results are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release and the reconciliation tables included in the financial schedules below include non-GAAP loss from operations. Non-GAAP loss from operations exclude, as applicable, (i) revaluation of contingent consideration, (iii) stock-based compensation expense, and (iii) depreciation and amortization. Management believes that non-GAAP loss from operations are useful in helping identify the company’s core operating performance and enables management to consistently analyze the period-to-period financial performance of the core business operations. Management also believes that non-GAAP loss from operations, will enable investors to assess the company in the same way that management has historically assessed the company’s operating results against comparable companies with conventional accounting methodologies. The company’s definitions of non-GAAP loss from operations have limitations as analytical tools and may differ from other companies reporting similarly named measures. Non-GAAP measures should not be considered measures of financial performance under GAAP, and the items excluded from such non-GAAP measures should not be considered in isolation or as alternatives to financial statement data presented in the financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

For a reconciliation of our non-GAAP loss from operations presented herein to GAAP loss from operations, the most directly comparable GAAP financial measures, please see “Reconciliation of GAAP to Non-GAAP Loss from Operations” in the financial schedules below.

Investor Contact:

Gilmartin Group

Matt Bacso, CFA

IR@Sonendo.com

SONENDO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$84,641	$51,722
Accounts receivable, net	2,516	1,934
Inventory	8,150	4,338
Prepaid expenses and other current assets	3,552	901
Total current assets	98,859	58,895
Property and equipment, net	2,366	3,153
Operating lease right-of-use assets	2,746	3,308
Intangible assets, net	2,956	2,208
Goodwill	8,454	8,454
Other assets	118	123
Total assets	$115,499	$76,141
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,061	$1,930
Accrued expenses	4,758	3,247
Accrued compensation	3,376	3,714
Operating lease liabilities	975	802
Term loan	—	28,352
Other current liabilities	2,482	2,756
Total current liabilities	14,652	40,801
Warrant liabilities	—	1,914
Operating lease liabilities, net of current	1,730	2,449
Term loan, net of current	26,496	—
Forward obligation	—	2,750
Other liabilities	558	776
Total liabilities	43,436	48,690
Commitments and contingencies (Note 8)
Convertible preferred stock, $0.0001 par value; authorized — none as of December 31, 2021 and 17,528,207 shares as of December 31, 2020; issued and outstanding — none as of December 31,2021 and 17,031,887 shares as of December 31, 2020; aggregate liquidation preference — none as of December 31, 2021 and $282,198 as of December 31, 2020	—	281,342
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; authorized —10,000,000 shares as of December 31, 2021 and none as of December 31, 2020; issued and outstanding - none as of December 31, 2021 and 2020	—	—
Common stock, $0.001 par value; authorized — 500,000,000 shares as of December 31, 2021 and 21,643,836 shares as of December 31, 2020; issued — 26,336,536 shares as of December 31, 2021 and 1,247,024 shares as of December 31, 2020; outstanding — 26,289,847 shares as of December 31, 2021 and 1,200,335 shares as of December 31, 2020	26	2
Additional paid-in-capital	384,132	9,703
Accumulated deficit	(312,044)	(263,545)
	72,114	(253,840)
Less: Treasury stock	(51)	(51)
Total stockholders’ equity (deficit)	72,063	(253,891)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$115,499	$76,141

SONENDO, INC.

CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31		December 31
	2021	2020	2021	2020
	(Unaudited)
Product revenue	$7,645	$6,648	$25,811	$17,338
Software revenue	2,246	2,023	7,386	6,013
Total revenue	9,891	8,671	33,197	23,351
Cost of sales	7,439	6,916	24,861	19,466
Gross profit	2,452	1,755	8,336	3,885
Operating expenses:
Selling, general and administrative	11,513	7,272	33,913	26,695
Research and development	4,258	5,910	18,568	20,461
Change in fair value of contingent earnout	249	5	261	(473)
Total operating expenses	16,020	13,187	52,742	46,683
Loss from operations	(13,568)	(11,432)	(44,406)	(42,798)
Other income (expense), net:
Interest and financing cost, net	(990)	(1,084)	(4,214)	(3,961)
Change in fair value of warrant liabilities	247	241	71	346
Change in fair value of forward obligation	602	(250)	52	(250)
Loss before income tax expense	(13,709)	(12,525)	(48,497)	(46,663)
Income tax expense	(2)	(2)	(2)	(2)
Net loss and comprehensive loss	$(13,711)	$(12,527)	$(48,499)	$(46,665)
Net loss per share attributable to common stock – basic and diluted	$(0.72)	$(10.44)	$(8.52)	$(39.02)
Weighted-average shares outstanding – basic and diluted	18,976,197	1,200,059	5,694,594	1,195,944

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

LOSS FROM OPERATIONS

(In thousands)

	Three Months Ended		Years Ended
	December 31,		December 31
	2021	2020	2021	2020
GAAP loss from operations	$13,568	$11,432	$44,406	$42,798
Adjustments:
Revaluation of contingent consideration	(249)	(5)	(261)	473
Stock based compensation:
Included in cost of sales	(73)	(47)	(230)	(164)
Included in selling, general and administrative	(665)	(294)	(1,574)	(1,038)
Included in research and development	(186)	(128)	(568)	(442)
Depreciation and amortization
Included in cost of sales	(166)	(160)	(630)	(734)
Included in selling, general and administrative	(270)	(353)	(1,080)	(1,486)
Included in research and development	(69)	(101)	(302)	(390)
Non-GAAP loss from operations	$11,890	$10,344	$39,761	$39,017